UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                (Amendment No. 2)




                               eMagin Corporation
-------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   29076N 10 7
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 April 25, 2003
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)





  Check the appropriate box to designate the rule pursuant to which this
      Schedule is filed:


                  [ ] Rule 13d-1(b)

                  [x] Rule 13d-1(c)

                  [ ] Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





                               Page 1 of 4 Pages

----------------------                              ---------------------------
CUSIP No. 29076N 10 7              13G                   Page 2 of 4 Pages
----------------------                              ---------------------------


-------------------------------------------------------------------------------
1  NAME OF REPORTING PERSON
   I.R.S. IDENTIFICATION NO(S). OF ABOVE PERSON(S) (ENTITIES ONLY)

            Mortimer D. Sackler, M.D.

-------------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)  (a) [ ]
                                                                        (b) [ ]

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3  SEC USE ONLY
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4  CITIZENSHIP OR PLACE OF ORGANIZATION

            Austrian
-------------------------------------------------------------------------------
         NUMBER OF            5 SOLE VOTING POWER
          SHARES                   -0- (1)
       BENEFICIALLY    --------------------------------------------------------
         OWNED BY             6 SHARED VOTING POWER
          EACH                     -0- (1)
        REPORTING      --------------------------------------------------------
         PERSON               7 SOLE DISPOSITIVE POWER
          WITH:                    -0- (1)
                       --------------------------------------------------------
                              8 SHARED DISPOSITIVE POWER
                                   -0- (1)
-------------------------------------------------------------------------------

9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          -0- (1)
-------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
   (See Instructions)
                                                                        [ ]
-------------------------------------------------------------------------------

11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          0.0%(1)
-------------------------------------------------------------------------------

12 TYPE OF REPORTING PERSON (See Instructions)

          IN
-------------------------------------------------------------------------------



  (1) This figure does not include securities of the Issuer previously reported as beneficially owned and/or held indirectly by the Reporting Person through trusts and holding companies. All such securities shall hereafter be reported directly by Ginola Limited for purposes of Regulation 13D-G of the Securities Exchange Act of 1934 and shall no longer be reported by the Reporting Person.



                               Page 2 of 4 pages

  Item 1.

         (a) Name of Issuer: eMagin Corporation

         (b) Address of Issuer's Principal Executive Offices:
                 2070 Route 52
                 Hopewell Junction, New York 12533

  Item 2.

         (a) Name of Person Filing: Mortimer D. Sackler, M.D.

         (b)     Address of Principal Business Office or, if none, Residence:
                 Chalet Chouette
                 Oberbort
                 CH-3780
                 Gstaad, Switzerland

         (c) Citizenship: Austrian

         (d) Title of Class of Securities: Common Stock

         (e) CUSIP Number: 29076N 10 7

  Item 3. If this statement is filed pursuant to sections 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
          Not applicable

  Item 4. Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: -0- (1)

         (b) Percent of Class: 0.0% (1)

         (c) Number of shares as to which such person has:

         (i)   Sole power to vote or to direct the vote: -0- (1)
         (ii)  Shared power to vote or to direct the vote: -0- (1)
         (iii) Sole power to dispose or to direct the disposition of: -0- (1)
         (iv)  Shared power to dispose or to direct the disposition of: -0- (1)

  Item 5. Ownership of Five Percent or Less of a Class
          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

  Item 6. Ownership of More than Five Percent on Behalf of Another Person Not applicable

  Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person
          Not applicable

  Item 8. Identification and Classification of Members of the Group
          Not applicable

--------------------

(1) This figure does not include securities of the Issuer previously reported as beneficially owned and/or held indirectly by the Reporting Person through trusts and holding companies. All such securities shall hereafter be reported directly by Ginola Limited for purposes of Regulation 13D-G of the Securities Exchange Act of 1934 and shall no longer be reported by the Reporting Person.


                               Page 3 of 4 pages

  Item 9. Notice of Dissolution of a Group
          Not applicable

  Item 10.Certification

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 May 5, 2003
                               ------------------------------------------------
                                                   Date


                                      /s/ Mortimer D. Sackler, M.D.
                              -------------------------------------------------
                                                 Signature


                                          Mortimer D. Sackler, M.D.
                              -------------------------------------------------
                                                Name/Title





                               Page 4 of 4 pages